EXHIBIT 99.1

Clearfield Responds to CommScope Claims of Patent Infringement

MINNEAPOLIS, Feb. 01, 2017 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management, optical pathway and connectivity platforms for communication service providers, reported today that it intends to vigorously defend against the patent infringement suit recently brought by CommScope in the United States District Court for the District of Minnesota. Clearfield invested significant resources in bringing to market the Clearfield’s FieldSmart® PON Cabinets, WaveSmart® Ruggedized Splitters, FieldShield® Deployment Reel System, SmartRoute® Panel, FieldShield® Multiport SmarTerminal and FieldShield® Hardened Connectors named in the suit and does not believe that these innovative products violate any valid intellectual property of CommScope.

Cheri Beranek, Chief Executive Officer of Clearfield, said in response to the lawsuit: “It seems that Clearfield’s successful penetration and growth in the fiber broadband market has attracted the notice of its competitors. Clearfield remains committed to pursuing its market development initiatives and to winning business with an expansive product offering to a broad customer base that recognizes Clearfield’s strong value proposition.”

About Clearfield, Inc.
Clearfield, Inc. designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “continue” or comparable terminology are intended to identify forward-looking statements.  The Company's forward-looking statements are based on management's current expectations regarding future events, circumstances and results. Forward-looking statements are not a guarantee of future events or results and are subject to a number of uncertainties and other factors that could cause the actual results or events to differ materially from those expressed or implied by the forward-looking statements including those factors set forth in Clearfield’s Annual Report on Form 10-K for the year ended September 30, 2016 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com